Exhibit 99.1

Joint Filer Information

Name:	Duca Partnership

Address:	1485 East Valley Road, Suite H
Santa Barbara, CA 93108

Designated Filer:	Maurice J. Duca

Issuer & Ticker Symbol:	Impac Medical Systems, Inc. – IMPC

Date of Event Requiring Statement:	February 6, 2004

Signature:	/s/ Maurice J. Duca
	By:	Maurice J. Duca Family Trust Dated 3/25/81, its
General Partner
	By:	Maurice J. Duca, Trustee